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                       August 30, 2023

       Nicolaus Radford
       Chief Executive Officer
       Nauticus Robotics, Inc.
       17146 Feathercraft Lane
       Suite 450
       Webster, TX 77598

                                                        Re: Nauticus Robotics,
Inc.
                                                            Item 4.02 Form 8-K
filed August 16, 2023
                                                            File No. 001-40611

       Dear Nicolaus Radford:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Technology
       cc:                                              Michael Blankeship